UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
        OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                         COMMISSION FILE NUMBER: 0-26520

                              NEOPROBE CORPORATION
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                        425 Metro Place North, Suite 300
                               Dublin, Ohio 43017
                                 (614) 793-7500
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                       INCLUDING AREA CODE OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)

                Rights to Purchase Series A Junior Participating
                                 Preferred Stock
                       (TITLE OF EACH CLASS OF SECURITIES
                              COVERED BY THIS FORM)

                     Common Stock, par value $.001 per share
           (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY
              TO FILE REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [x]      Rule 12h-3(b)(1)(ii)   [   ]
Rule 12g-4(a)(1)(ii)    [ ]      Rule 12h-3(b)(2)(i)    [   ]
Rule 12g-4(a)(2)(i)     [ ]      Rule 12h-3(b)(2)(ii)   [   ]
Rule 12g-4(a)(2)(ii)    [ ]      Rule 15d-6             [   ]
Rule 12h-3(b)(1)(i)     [x]

      Approximate number of holders of record as of the certification or notice date: None

      Pursuant to the requirements of the Securities Exchange Act of 1934, Neoprobe Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                NEOPROBE CORPORATION


Date: December 7, 2005          By: /s/ Brent L. Larson
                                    ----------------------------------------
                                    Brent L. Larson,
                                    Executive Vice President Finance, and
                                    Chief Financial Officer